TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS; REAFFIRMS FISCAL YEAR 2026 OUTLOOK

Brentwood, Tenn., April 21, 2026 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its first quarter ended March 28, 2026.

●	Net Sales Increased 3.6% to $3.59 Billion
●	Comparable Store Sales Increased 0.5%
●	Diluted Earnings per Share (“EPS”) of $0.31
●	Company Reaffirms Fiscal Year 2026 Outlook, Including Comparable Store Sales Growth of 1% to 3% and Diluted EPS of $2.13 to $2.23

“We delivered solid performance across the majority of our business in the first quarter, supported by our needs-based model and ongoing customer engagement. We continued to gain market share in farm and ranch and had strong double-digit growth in digital sales. Performance was positive across four of our five product categories. While companion animal trailed the Company average, we are taking decisive actions to improve its performance. I want to thank our more than 52,000 Team Members for their ongoing dedication to serving our customers and living our Mission and Values each day,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“We remain confident in our outlook and our ability to drive continued market share gains as our customers remain engaged. The underlying health of Tractor Supply remains strong, supported by a loyal customer base, a differentiated business model and consistent execution.”

First Quarter 2026 Results
Net sales for the first quarter of 2026 increased 3.6% to $3.59 billion from $3.47 billion in the first quarter of 2025. The increase in net sales was driven by robust new store openings and, to a lesser extent, growth in comparable store sales. Comparable store sales increased 0.5% compared to a decrease of 0.9% in the prior year’s first quarter. Comparable average ticket increased 1.6%, partially offset by a comparable average transaction count decrease of 1.0%. The Company delivered strong double-digit growth in digital sales. Four of five product categories delivered positive comparable sales growth in the quarter, complemented by strength in big ticket items. Companion animal performance was below the Company average, reflecting softer demand trends, category shifts and an unfavorable product mix.

Gross profit increased 3.6% to $1.30 billion from $1.26 billion in the prior year’s first quarter, and gross margin was flat with the prior year at 36.2%. The gross margin rate benefited from disciplined product cost management and the continued execution of an everyday low price strategy, offset by higher tariffs and delivery-related transportation costs.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 6.1% to $1.07 billion from $1.01 billion in the prior year’s first quarter. As a percent of net sales, SG&A expenses increased 70 basis points to 29.7% from 29.0% in the first quarter of 2025. The increase in SG&A, as a percent of net sales, was primarily attributable to deleverage of fixed costs given the comparable store sales performance and an accelerated new store opening cadence, partially offset by an ongoing focus on productivity and cost discipline.

Operating income decreased 6.3% to $233.4 million from $249.1 million in the first quarter of 2025.

The effective income tax rate was 23.2% compared to 21.8% in the first quarter of 2025. The effective tax rate for the prior year’s first quarter was impacted by the timing of discrete items.

Net income decreased 8.3% to $164.5 million from $179.4 million in the prior year’s first quarter. Diluted EPS decreased 7.2% to $0.31 compared to $0.34.

The Company repurchased approximately 2.3 million shares of its common stock for $118.0 million and paid quarterly cash dividends totaling $126.4 million, returning a total of $244.4 million of capital to shareholders in the first quarter of 2026.

The Company opened 40 new Tractor Supply stores and closed one Petsense by Tractor Supply store in the first quarter of 2026.

Fiscal Year 2026 Financial Outlook
Based on year-to-date performance and its outlook, Tractor Supply reiterates the following financial guidance for fiscal year 2026, initially provided on January 29, 2026:

Outlook
Net Sales	‘+4% to +6%
Comparable Store Sales	‘+1% to +3%
Operating Margin Rate	‘9.3% to 9.6%
Net Income	‘$1.11 billion to $1.17 billion
Earnings per Diluted Share	‘$2.13 to $2.23

Conference Call Information
Tractor Supply Company will hold a conference call today, Tuesday, April 21, 2026 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to access the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet and animal pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of March 28, 2026, the Company operated 2,435 Tractor Supply stores in 49 states and 206 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, financial guidance for fiscal 2026, including net sales, comparable store sales, operating margin rates, net income and earnings per diluted share. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “intend,” “would,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the impact of the recent and potential future tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Three
	Months Ended
	March 28, 2026		March 29, 2025
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$3,592,046	100.00%	$3,466,952	100.00%
Cost of merchandise sold	2,290,861	63.78	2,211,530	63.79
Gross profit	1,301,185	36.22	1,255,422	36.21
Selling, general and administrative expenses	941,153	26.20	886,206	25.56
Depreciation and amortization	126,601	3.52	120,079	3.46
Operating income	233,431	6.50	249,137	7.19
Interest expense, net	19,108	0.53	19,641	0.57
Income before income taxes	214,323	5.97	229,496	6.62
Income tax expense	49,799	1.39	50,127	1.45
Net income	$164,524	4.58%	$179,369	5.17%

Net income per share - basic	$0.31		$0.34
Net income per share - diluted	$0.31		$0.34

Weighted average shares outstanding:
Basic	526,327		531,730
Diluted	528,136		534,099

Dividends declared per common share outstanding	$0.24		$0.23

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	For the Fiscal Three
	Months Ended
	March 28, 2026	March 29, 2025
Net income	$164,524	$179,369
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	(1,217)
Total other comprehensive loss	—	(1,217)
Total comprehensive income	$164,524	$178,152

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 28, 2026	March 29, 2025
ASSETS
Current assets:
Cash and cash equivalents	$224,269	$231,717
Inventories	3,583,601	3,213,885
Prepaid expenses and other current assets	222,440	210,480
Income taxes receivable	11,286	—
Total current assets	4,041,596	3,656,082
Property and equipment, net	3,132,326	2,752,137
Operating lease right-of-use assets	4,031,692	3,502,880
Goodwill and other intangible assets	398,213	400,656
Other assets	58,270	73,562
Total assets	$11,662,097	$10,385,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,760,426	$1,559,210
Accrued employee compensation	20,977	17,487
Other accrued expenses	674,003	587,800
Current portion of finance lease liabilities	7,128	2,847
Current portion of operating lease liabilities	455,159	403,600
Income taxes payable	12,028	29,570
Total current liabilities	2,929,721	2,600,514
Long-term debt	2,125,726	2,082,721
Finance lease liabilities, less current portion	35,157	24,289
Operating lease liabilities, less current portion	3,785,608	3,248,270
Deferred income taxes	113,354	41,649
Other long-term liabilities	158,782	149,334
Total liabilities	9,148,348	8,146,777

Stockholders’ equity:
Common stock	7,134	7,123
Additional paid-in capital	1,454,387	1,382,807
Treasury stock	(6,505,040)	(6,119,065)
Accumulated other comprehensive income	—	—
Retained earnings	7,557,268	6,967,675
Total stockholders’ equity	2,513,749	2,238,540
Total liabilities and stockholders’ equity	$11,662,097	$10,385,317

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Three Months Ended
	March 28, 2026	March 29, 2025
Cash flows from operating activities:
Net income	$164,524	$179,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,601	120,079
Gain on disposition of property and equipment	(22,741)	(17,415)
Share-based compensation expense	17,631	13,226
Deferred income taxes	23,501	1,677
Change in assets and liabilities:
Inventories	(499,515)	(355,486)
Prepaid expenses and other current assets	(19,953)	(11,320)
Accounts payable	369,593	311,807
Accrued employee compensation	(93,864)	(83,666)
Other accrued expenses	(11,047)	2,609
Income taxes	27,787	46,526
Other	8,603	9,369
Net cash provided by operating activities	91,120	216,775
Cash flows from investing activities:
Capital expenditures	(202,610)	(141,280)
Proceeds from sale of property and equipment	31,274	20,851
Acquisition of Allivet, net of cash acquired	—	(140,625)
Net cash used in investing activities	(171,336)	(261,054)
Cash flows from financing activities:
Borrowings under debt facilities	1,480,000	605,000
Repayments under debt facilities	(1,120,000)	(355,000)
Principal payments under finance lease liabilities	(717)	(1,068)
Repurchase of shares to satisfy tax obligations	(14,102)	(13,960)
Repurchase of common stock	(118,019)	(95,082)
Net proceeds from issuance of common stock	9,595	7,016
Cash dividends paid to stockholders	(126,381)	(122,401)
Net cash provided by financing activities	110,376	24,505
Net increase (decrease) in cash and cash equivalents	30,160	(19,774)
Cash and cash equivalents at beginning of period	194,109	251,491
Cash and cash equivalents at end of period	$224,269	$231,717

Selected Financial and Operating Information
(Unaudited)

	For the Fiscal Three
	Months Ended
	March 28, 2026	March 29, 2025
Sales Information:
Comparable store sales increase/(decrease)	0.5%	(0.9)%
New store sales (% of total sales)	3.1%	2.8%
Average transaction value	$57.71	$56.87
Comparable store average transaction value increase/(decrease) (a)	1.6%	(2.9)%
Comparable store average transaction count increase/(decrease)	(1.0)%	2.1%
Total selling square footage (000’s)	41,438	39,353
Owned Brands and Exclusive Product Categories (% of total sales) (b)	31.8%	30.9%
Imports (% of total sales)	10.6%	11.2%

Store Count Information:
Tractor Supply
Beginning of period	2,395	2,296
New stores opened	40	15
Stores closed	—	—
End of period	2,435	2,311
Petsense by Tractor Supply
Beginning of period	207	206
New stores opened	—	2
Stores closed	(1)	(2)
End of period	206	206
Consolidated end of period	2,641	2,517

Pre-opening costs (000’s)	$4,284	$2,512

Balance Sheet Information:
Average inventory per store (000’s) (c)	$1,278.3	$1,202.1
Inventory turns (annualized)	2.92	3.00

Share repurchase program:
Cost (000’s) (d)	$118,811	$93,827
Average purchase price per share	$50.75	$54.39

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Beginning in the fiscal year ended December 27, 2025, the metric of exclusive brands as a percentage of total sales, which historically included only Tractor Supply Owned Brands, was revised to include both Tractor Supply Owned Brands and Exclusive Product Categories as a percentage of total sales. Prior period amounts have been recast to conform to the current year presentation.
(c) Assumes average inventory cost, excluding inventory in transit.
(d) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.

Note: Comparable store metrics percentages may not sum to total due to rounding.

	For the Fiscal Three
	Months Ended
	March 28, 2026	March 29, 2025
Capital Expenditures (in millions):
New stores, relocated stores and stores not yet opened	$93.7	$59.5
Existing stores	52.6	43.0
Information technology	34.1	26.0
Distribution center capacity and improvements	22.0	8.0
Corporate and other	0.2	4.8
Total	$202.6	$141.3